            As filed with the Securities and Exchange Commission on September 25, 2003.

Registration No. 333-_____________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8
 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CNS, INC.
 (Exact name of registrant as specified in its charter)

Delaware	41-1580270
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

7615 Smetana Lane Eden Prairie, Minnesota 55344 (Address of principal executive offices and zip code) CNS, INC. 2000 Stock Option Plan (Full title of the Plan)
Copy to:
Marti Morfitt	Charles P. Moorse
CNS, Inc.	Lindquist & Vennum P.L.L.P
7615 Smetana Lane	4200 IDS Center
Eden Prairie, Minnesota 55344	80 South 8th Street
(952) 229-1500	Minneapolis, MN 55402
(Name, address and telephone number,	(612) 371-3211
including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Class of Securities to Be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock,	650,000 shares (2)	$11.65	$7,572,500	$612.65
$.01 par value, to be issued
pursuant to CNS, Inc. 2000
Stock Option Plan

_________________

(1)

Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and (h) and based upon the closing price of the Company's Common Stock on the Nasdaq National Market on September 18, 2003.

(2)

700,000 shares of Common Stock were originally registered on Form S-8 (File No. 333-42108) filed with the Securities and Exchange Commission on July 24, 2000 and 650,000 additional shares are being registered herewith.

INCORPORATION OF CONTENTS OF REGISTRATION STATEMENT
BY REFERENCE

        A Registration Statement on Form S-8 (File No. 333-42108) was filed with the Securities and Exchange Commission on July 24, 2000 covering the registration of 700,000 shares of Common Stock initially authorized for issuance under the CNS, Inc. 2000 Stock Option Plan (the “Plan”). Pursuant to General Instruction E of Form S-8 and Rule 429, this Registration Statement is being filed to register an additional 650,000 shares authorized under the Plan. An amendment to the Plan to increase the reserved and authorized number of shares under the Plan by 650,000 was authorized by the Company’s Board of Directors on June 25, 2003 and such amendment was approved by the Company’s stockholders on August 27, 2003. This Registration Statement should be considered a post-effective amendment to the prior Registration Statement. The contents of the prior Registration Statement are incorporated herein by reference.

PART I

        Pursuant to Part I of Form S-8, the information required by Items 1 and 2 of Form S-8 is not filed as a part of this Registration Statement.

PART II

Item 3. Incorporation of Documents by Reference.

        The following documents filed with the Securities and Exchange Commission are hereby incorporated by reference:

(a)	The Annual Report of the Company on Form 10-K for the year ended March 31, 2003.

(b)

The Quarterly Report of the Company on Form 10-Q for the quarter ended June 30, 2003; the Definitive Proxy Statement dated July 14, 2003 for the 2003 Annual Meeting of Stockholders held on August 27, 2003.

(c)

The description of the Company’s Common Stock to be offered pursuant to this Registration Statement is incorporated by reference to the Company’s Registration Statement on Form 8-A/A (File No. 000-16612), including any amendment or report filed for the purpose of updating such description.

        All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 prior to the completion or termination of this offering of shares of Common Stock shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

        Not applicable.

Item 5. Interests of Named Experts and Counsel.

        Not applicable.

Item 6. Indemnification of Directors and Officers.

        The Company’s Bylaws require indemnification of directors and officers of the Company in accordance with, and to the fullest extent permitted by, Delaware law, as it may be amended from time to time.

        Section 145 of the Delaware General Corporation Law generally provides that any person who was or is a director or officer may be indemnified against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceedings in which he is involved by reason of the fact that he is or was a director or officer if he acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe that his conduct was unlawful. However, if the legal proceeding is by or in the right of the corporation, the director or officer may not be indemnified in respect of any claim, issue or matter as to which he shall have been adjudged to be liable to the corporation unless the court in which such action was brought deems it proper.

        The Company maintains directors’ and officers’ liability insurance, including a reimbursement policy in favor of the Company.

        The Company has been advised that, in the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Securities Act that may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed.

        Not applicable.

Item 8. Exhibits.

Exhibit
4.1	CNS, Inc. 2000 Stock Option Plan, as amended through August 27, 2003
5.1	Opinion of Lindquist & Vennum P.L.L.P.
23.1	Consent of Lindquist & Vennum P.L.L.P. (included in Exhibit 5.1)
23.2	Consent of KPMG LLP, independent certified public accountants
24.1	Power of Attorney (included on signature page)

Item 9. Undertakings.

        The Company hereby undertakes to:

(a) (1)	File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      (2)       That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3)      To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering.

(b)      The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the issuer pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Eden Prairie, state of Minnesota, on September 25, 2003.

CNS, INC.
By /s/ Marti Morfitt

Marti Morfitt
Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY

        The undersigned officers and directors of CNS, Inc. hereby constitute and appoint Marti Morfitt with power to act as our true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for us and in our stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on September 25, 2003.

Signature
/s/ Marti Morfitt	Chief Executive Officer, President and Director (Principal Executive Officer)

Marti Morfitt
/s/ Daniel E. Cohen	Chairman of the Board of Directors and Director

Daniel E. Cohen
/s/ Marcia O'Brien	Interim Chief Financial Officer (Principal Financial and Accounting Officer)

Marcia O'Brien
/s/ Patrick Delaney	Secretary and Director

Patrick Delaney
/s/ H. Robert Hawthorne	Director

H. Robert Hawthorne

Signature
/s/ R. Hunt Greene	Director

R. Hunt Greene
/s/ Andrew Greenshields	Director

Andrew Greenshields
/s/ Richard W. Perkins	Director

Richard W. Perkins
/s/ Morris J. Siegel	Director

Morris J. Siegel